Exhibit 99.1

Cascade Bancorp (Oregon) (Nasdaq: CACB) Earnings Per Share Advance 32% to $.26 Per Share
(Diluted) on Strong Growth in Loans and Deposits:

          Highlights for the First Quarter 2005

•	Earnings Per Share: up 32% year-over-year with Net Income up 33% year- over-year

•	Loan Growth: up 35% year-over-year and 18% on linked-quarter basis (annualized)

•	Deposit Growth: up 27% year-over-year and 25% on a linked-quarter basis (annualized)

•	Net Interest Margin: 5.71% vs. 5.69% on a linked-quarter basis and 5.73% a year ago

•	Strong Credit Quality: Credit quality continued very strong with delinquencies only .09% of total loans; net charge-offs at .08% (annualized)

          BEND, Ore., April 12 /PRNewswire-FirstCall/ --

          FINANCIAL PERFORMANCE:

          Cascade Bancorp (Nasdaq: CACB) announced strong growth and financial results for the quarter ended March 31, 2005, with diluted earnings per share up 32% to $.26 compared to $.20 for the year ago quarter.  Net income for the first quarter of 2005, was up 33% to $4.5 million compared to $3.4 million for the year ago quarter.  At March 31, 2005, the loan portfolio was 35% higher than a year ago, and during the current quarter, loan totals increased at an 18% annualized pace, underscoring a pattern of consistent growth.  Similarly, deposit balances as of March 31, 2005 were 27% higher than a year ago and increased at a 25% annualized pace during the current quarter.

           First quarter return on equity was 21.0% compared to 18.4% for the year- ago quarter, while return on assets for the current quarter was 1.80% vs. 1.77% for the first quarter of 2004.  The net interest margin was stable at 5.71% for the quarter.  “Despite an environment of increasing competition for bank customers, momentum remains consistent in all of our markets,” observed Patricia L. Moss, President and CEO.  “We are especially pleased with the success of our professional banking teams in building core business deposit relationships that help fund loan portfolio expansion.”

          LOAN GROWTH AND CREDIT QUALITY:

          At March 31, 2005, the loan portfolio had grown to $902.1 million, up 34.9% from $668.5 million a year ago.    Loan growth during the first quarter of the year was at an 18.3% (annualized) pace when compared with the immediately preceding quarter.  The combined Central Oregon and Salem markets accounted for over 50% of total loan growth during the current quarter. Meanwhile, the new banking offices in Portland and Southern Oregon both experienced continued healthy progress in expanding loan totals.  The Company’s new offices in the Portland and Southern Oregon markets commenced operation less than two years ago and at March 31, 2005, already represented over 28% of the Company’s total loans.

          The Company’s loan credit quality profile remained very positive with delinquent loans greater than 30 days past due at only .09% of total loans, while net loan charge-offs for the quarter were $.2 million or only .08% (annualized) of total loans, consistent with solid quality results of recent quarters.  “We are particularly pleased with the strong credit quality evident in our growing portfolio of loans,” said Frank R. Weis, Chief Credit Officer. “In all of our markets, our lending professionals continue to demonstrate credit discipline and mature underwriting skills while bringing a depth of local knowledge to their respective customers and markets.”     The reserve for losses on loans and loan commitments stood at a prudent 1.46% of outstanding loans at quarter end compared to 1.44% in the preceding quarter and 1.54% for the year ago period.  Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

          DEPOSIT GROWTH:

          At March 31, 2005, deposits were up 26.9% to $905.5 million compared to $713.3 million a year ago, and $851.4 million at year-end 2004.  While period- end deposits were up strongly from year-end 2004 (an 18% annualized pace), average deposits grew at a more moderate pace of 6.7% since year-end.  Deposit growth in the winter quarter is often seasonally slower because of the cycle of tourism and construction activity in the markets served by the Company. All markets contributed to deposit expansion in the first quarter, with Central Oregon and Salem deposits generating over two-thirds of deposit balance growth during the quarter.  At the same time, deposit balances in Portland and Southern Oregon offices grew at an annualized 35% linked-quarter pace.  Deposit growth was accomplished despite aggressive rate offers from competitor institutions.  “The Bank’s top-tier technology, advanced product set and high service levels have enabled us to expand core deposit relationships despite the pricing environment,” observed Mike Delvin, Chief Operating Officer.  Valuable non-interest bearing balances were approximately 40% of total deposits at March 31, 2005, comparable to recent quarters.

          NET INTEREST MARGIN & INTEREST RATE RISK:

          The Company reported its Net Interest Margin (NIM) was stable at 5.71% versus 5.69% in the prior quarter and 5.73% for the year ago quarter.  The margin was stable despite an accelerating cost of funds arising from the higher interest rate environment and competitive pricing pressures.  Yields earned on assets increased by 33 basis points to 6.72% for the current quarter, as compared to 6.39% in the immediately preceding quarter and 6.33% a year ago.  Meanwhile, the average rates paid on interest bearing liabilities increased 44 basis points to 1.62% for the current quarter versus 1.18% in the prior quarter and .94% a year ago.

          Depending on the path of market interest rates and competitive pricing practices, management anticipates that the margin will likely remain between 5.55% and 5.80% over the next 12 to 18 months.  The Company has a stable NIM profile within a reasonable range of stable to higher interest rates. According to its interest rate risk model, the Company’s earnings would be slightly enhanced in the event of higher than expected market interest rates, a result of its strong core deposit base (led by its 33% deposit market share in Central Oregon) and its growing portfolio of floating rate loans.  Floating rate loans have risen from 32% to 40% of total loans over the past three years.  Over that horizon, fixed rate loans have declined from 31% to 16%, while periodically adjustable loans (typically 3 to 5 year re-pricing) have increased from 37% to 44%.  In the unlikely event of a dramatic decline in interest rates wherein the Fed Funds rate is projected to fall to 0.50% in 2006, the model predicts earnings growth could be moderately below expected levels because falling loan yields would compress against an already low cost of funds.  The margin can also be affected by factors beyond market interest rates, including aggressive price offerings on loans or deposits by competitor institutions.  See cautionary “Forward Looking Statements” below and the Company’s Form 10K report for further information on risk factors including interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:

          Non-Interest Income for the first quarter of 2005 was down 5.0% compared to the year ago period because of a gain on sale of investment securities in the earlier period and lower net mortgage revenue driven by rising mortgage interest rates.  Service fee revenue was below the level of recent periods primarily because proportionately fewer customers utilized overdraft protection products during the first quarter of 2005.

          Mortgage originations and related revenues were stable on a linked-quarter basis.  Residential mortgage originations during the quarter ended March 31, 2005, totaled $30.5 million compared to $32.9 million for the year ago quarter and $31.1 million for the immediately preceding quarter.  In the event of further interest rate increases, mortgage origination volumes and revenues could continue to soften.  At March 31, 2005 the carrying value of mortgage servicing rights was at 0.91% of serviced loans compared to a fair value estimate of 1.08% of serviced loans.

          Non-Interest Expense for the first quarter of 2005 was higher by 13.9% or $1.0 million compared to the same quarter in 2004, but was up only 1% on a linked-quarter basis.  Expense increases were primarily for human resources, including staff increases and compensation and benefit programs related to the strong growth in business volumes.

          BUSINESS STRATEGY:

          Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 20 branches, including 11 in Central Oregon, four in the Salem/Keizer area, four in Southern Oregon and one business and professional banking office in Portland. The Company plans to open up to 3 new branches in the next 6 quarters concentrated in its fast growing Southern and Central Oregon markets. The Bank has consistently ranked among the top performing banks in the nation in surveys by Independent Community Bankers of America and US Banker Magazine.

In addition, The Seattle Times named Cascade Bancorp in the top tier of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest, and Oregon Business magazine ranked it in the top 20 “Best Companies to Work For.” For further information on the Company, please visit our web site at http://www.botc.com .

          FORWARD LOOKING STATEMENTS

          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Pr ivate Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

          CASCADE BANCORP
          Selected Consolidated Financial Highlights
          (In thousands, except per share data and ratios; unaudited)

	Year over Year

Balance Sheet Data (at period end)	1st Qtr 2005	1st Qtr 2004	% Change

Investment securities	$48,389	$32,707	47.9%
Loans, gross	902,074	668,520	34.9%
Total assets	1,061,174	811,288	30.8%
Total deposits	905,463	713,327	26.9%
Non-interest bearing deposits	365,605	268,986	35.9%
Core Deposits (1)	872,326	691,856	26.1%
Total shareholders’ equity	89,865	76,113	18.1%
Income Statement Data
Interest income	$15,479	$11,195	38.3%
Interest expense	2,336	1,060	120.4%
Net interest income	13,143	10,135	29.7%
Loan loss provision	900	650	38.5%
Net interest income after loan loss provision	12,243	9,485	29.1%
Noninterest income	2,971	3,129	-5.0%
Noninterest expense	7,949	6,980	13.9%
Income before income taxes	7,265	5,634	28.9%
Provision for income taxes	2,748	2,231	23.2%
Net income	$4,517	$3,403	32.7%
Share Data (2)
Basic earnings per common share	$0.27	$0.21	30.8%
Diluted earnings per common share	$0.26	$0.20	32.0%
Book value per common share	$5.34	$4.55	17.3%
Tangible book value per common share	$4.93	$4.16	18.6%
Cash dividends declared per common share	$0.08	$0.06	25.0%
Ratio of dividends declared to net income	29.77%	31.16%	-4.4%
Basic Average shares outstanding	16,811	16,570	1.5%
Fully Diluted average shares outstanding	17,360	17,240	0.7%
Key Ratios
Return on average total
shareholders’ equity (book)	20.96%	18.43%	13.7%
Return on average total
shareholders’ equity (tangible) (3)	22.75%	20.45%	11.2%
Return on average total assets	1.80%	1.77%	1.7%
Net interest spread	5.10%	5.39%	-5.4%
Net interest margin	5.71%	5.73%	-0.3%
Total revenue (net int inc + non int inc)	$16,114	$13,264	21.5%
Efficiency ratio (4)	49.33%	52.62%	-6.3%
Asset Quality Ratios
Reserve for loan losses and loan commitments	13,142	10,310	27.5%
Reserve to ending total loans	1.46%	1.54%	-5.5%
Non-performing assets (5)	471	125	276.8%
Non-performing assets to total assets	0.04%	0.02%	188.1%
Delinquent >30 days to total loans	0.09%	0.10%	-12.8%
Net Charge off’s	169	93	81.7%
Net loan charge-offs (annualized)	0.08%	0.06%	28.2%
Mortgage Activity
Mortgage Originations	$30,540	$32,905	-7.2%
Total Servicing Portfolio (sold loans)	$500,125	$515,402	-3.0%
Capitalized Mortgage Servicing
Rights (MSR’s)	$4,575	$4,629	-1.2%
Capital Ratios
Average shareholders’ equity to average assets	8.61%	9.62%	-10.5%
Leverage ratio (6) (Est Q1-05)	10.05%	8.99%	11.8%
Total risk-based capital ratio (6) (Est Q1-05)	11.33%	11.09%	2.2%

	Linked Quarter

Balance Sheet Data (at period end)	1st Qtr 2005	4th Qtr 2004	% Change

Investment securities	$48,389	$49,459	-2.2%
Loans, gross	902,074	862,708	4.6%
Total assets	1,061,174	1,007,163	5.4%
Total deposits	905,463	851,397	6.4%
Non-interest bearing deposits	365,605	340,652	7.3%
Core Deposits (1)	872,326	824,814	5.8%
Total shareholders’ equity	89,865	86,018	4.5%
Income Statement Data
Interest income	$15,479	$14,513	6.7%
Interest expense	2,336	1,596	46.4%
Net interest income	13,143	12,917	1.7%
Loan loss provision	900	900	0.0%
Net interest income after loan loss provision	12,243	12,017	1.9%
Noninterest income	2,971	3,184	-6.7%
Noninterest expense	7,949	7,885	0.8%
Income before income taxes	7,265	7,316	-0.7%
Provision for income taxes	2,748	2,762	-0.5%
Net income	$4,517	$4,554	-0.8%
Share Data (2)
Basic earnings per common share	$0.27	$0.27	-1.3%
Diluted earnings per common share	$0.26	$0.26	-0.7%
Book value per common share	$5.34	$5.11	4.5%
Tangible book value per common share	$4.93	$4.70	4.9%
Cash dividends declared per common share	$0.08	$0.07	14.3%
Ratio of dividends declared to net income	29.77%	25.70%	15.8%
Basic Average shares outstanding	16,811	16,721	0.5%
Fully Diluted average shares outstanding	17,360	17,363	0.0%
Key Ratios
Return on average total shareholders’ equity (book)	20.96%	21.73%	-3.5%
Return on average total shareholders’ equity (tangible) (3)	22.75%	23.70%	-4.0%
Return on average total assets	1.80%	1.85%	-2.7%
Net interest spread	5.10%	5.21%	-2.1%
Net interest margin	5.71%	5.69%	0.4%
Total revenue (net int inc + non int inc)	$16,114	$16,101	0.1%
Efficiency ratio (4)	49.33%	48.97%	0.7%
Asset Quality Ratios
Reserve for loan losses and loan commitments	13,142	12,412	5.9%
Reserve to ending total loans	1.46%	1.44%	1.3%
Non-performing assets (5)	471	483	-2.5%
Non-performing assets to total assets	0.04%	0.05%	-7.4%
Delinquent >30 days to total loans	0.09%	0.02%	379.4%
Net Charge off’s	169	389	-56.6%
Net loan charge-offs (annualized)	0.08%	0.19%	-59.0%
Mortgage Activity
Mortgage Originations	$30,540	$31,061	-1.7%
Total Servicing Portfolio (sold loans)	$500,125	$502,390	-0.5%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,575	$4,663	-1.9%
Capital Ratios
Average shareholders’ equity to average assets	8.61%	8.49%	1.3%
Leverage ratio (6) (Est Q1-05)	10.05%	10.11%	-0.6%
Total risk-based capital ratio (6) (Est Q1-05)	11.33%	11.40%	-0.6%

Notes:
(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Adjusted to reflect a 25% (5:4) stock split declared in March 2004.
(3)	Excludes goodwill, core deposit intangibles and other identifiable intangible assets, related to the acquisition of Community Bank of Grants Pass.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines.

     Total Shares
     Outstanding as of
     3/31/05:                    16,834,708

SOURCE  Cascade Bancorp
    -0-                             04/12/2005
    /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer
+1-541-617-3526, or Patricia L. Moss, President and Chief Executive Officer,
+1-541-385-6205, both of Cascade Bancorp/
    /Web site:  http://www.botc.com /